FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 19, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Szymanowice-1 Well Flows Gas in Initial Test

Salt Lake City, December 19, 2013 – FX Energy, Inc. (NASDAQ: FXEN), announced that the Szymanowice-1 well in Poland tested gas during a drill stem test (DST) in a 28 meter section of the Rotliegend sandstone target reservoir.  The well was cored to a depth of approximately 3,673 meters prior to running the initial DST.  The well does not appear to have encountered the gas water contact, so coring will continue, followed by logging and testing to determine the physical parameters and production data.

“We are very encouraged by the cores and DST at Syzmanowice-1,” said David Pierce, president of FX Energy.  “We have to run logs, complete the well and carry out a production test before we can call it commercial, but this initial data is very encouraging.  If this well is confirmed to be commercial, it will be our fourth commercial well in the Lisewo area.  More important, it will be the third new field discovery in the Lisewo area, where we have seven more candidates identified on 3-D seismic.  We plan to drill two more of these 3-D structures in 2014, and a confirmed success here at Szymanowice-1 will certainly give us a big confidence boost.”

The Szymanowice-1 well is located approximately 2 kilometers southeast of the recently completed Lisewo-2 well and about 3 kilometers southeast of the Lisewo production facility where production from the Lisewo-1 well began earlier this month.

Lisewo-2K

A production test of the Lisewo-2K well, started last week, has been interrupted to allow a light acid wash to be performed.  Cores and logs of the well point to an expected production rate comparable to the Lisewo-1 well, which started production earlier this month.  The light acid wash is expected to boost the production rate when testing is resumed after the holidays.  Lisewo-2K is expected to start production in the second half of 2014.  It will share the Lisewo production facility with the Lisewo-1 well and with the Komorze-3 well, the latter of which is expected to start production next quarter.

The Szymanowice-1, Lisewo-1, Lisewo-2K and Komorze-3 wells all are located in the Lisewo area of the Fences concession where PGNiG is the operator and owns 51% of the working interest; FX Energy owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.